Exhibit 10.3

November 13, 2007

Mr.  Bob Richardson
7072 Eveningsong Dr.
Huntington Beach, CA 92648

Re:           Side Letter Re: Minimum Value of Stock Options in the event of Change of Control

Dear Bob:

This letter agreement confirms the agreement between Primal Solutions, Inc. (“Primal”) and you regarding the minimum value of the stock options previously granted to you pursuant to those certain Non-Statutory Stock Option Agreements dated as of August 18, 2003, May 6, 2005 and August 9, 2006 (collectively, “OptionAgreement”) upon the occurrence of a Change of Control of Primal.

Option Vesting on Change of Control

As discussed and provided in the Option Agreement, to the extent permitted under applicable law, upon the occurrence of a Change of Control of Primal, all outstanding and unvested stock options granted to you pursuant to the Option Agreement (the “Options”) shall automatically accelerate and vest in full.  The Options may be exercised within thirty (30) days of a Change of Control (which is called a Liquidity Event therein), as currently provided in the Option Agreement.  Notwithstanding the foregoing, in no event shall such thirty (30) day period continue after the last day of the calendar year in which the Change of Control occurs.  The parties hereby reconfirm and agree that this letter agreement does not in any way alter, amend, or modify the provision in the Option Agreement that vesting of the Options occurs only upon such a Change of Control.

If, upon a Change of Control of Primal during the term of this letter agreement, the Net Value (as hereinafter defined) of the Options is less than $289,347.00 (the “Minimum Value”), as measured upon the Change of Control, then the Company shall pay to you the amount of such shortfall in a lump sum payment payable within ten (10) days following the closing of the Change of Control.  Such payment shall be subject to applicable withholdings.  For purposes of this letter agreement, “Net Value” shall mean the difference between (a) the aggregate consideration paid or payable to you in connection with the Change of Control, or if no such consideration applies, then the fair market value at the time of the Change of Control, which relates to the shares of Common Stock of Primal underlying the Options less (b) the unpaid aggregate exercise price which is payable to exercise said Options in full.

“Change of Control” shall mean in a transaction or series of related transactions, (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) or any comparable successor provisions of the beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of more than 50% of the outstanding capital stock of Primal, or (iii) the merger, consolidation or other reorganization of Primal; provided, however, that any such merger, consolidation or other reorganization of Primal whereby security holders of Primal immediately prior to such transaction continue to own not less than 50% of the capital stock in the surviving company following such transaction shall not be deemed to be a Change of Control.  Additionally, a Change of Control shall be deemed to have occurred upon (i) Primal entering into a “going private” transaction, (ii) the deregistration of Primal’s securities under the Exchange Act, or (iii) Primal otherwise no longer being subject to the reporting requirements under the Exchange Act and no longer filing periodic reports under such Act.

The term of this letter agreement shall commence on the date hereof and expire on December 31, 2008; provided, however, that upon any earlier termination of your employment, the term shall automatically terminate, and you shall no longer be eligible to receive the Minimum Value.  This letter agreement does not alter the at-will nature of your employment with Primal in any way.

If this arrangement is acceptable to you, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Very truly yours,

Joseph R. Simrell
Chief Executive Officer

cc:           Personnel File

I agree to the terms described above:

Signature	Date